UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2013

NTN BUZZTIME, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Rutherford Road, Suite 200, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (760) 438-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2013, the Board of Directors (the “Board”) of NTN Buzztime, Inc. (“we,” “us,” “our” or the “Company”) appointed Tony Uphoff to serve as a member of our Board effective March 20, 2013. Mr. Uphoff’s appointment filled a vacancy on the Board.

Mr. Uphoff will replace Steve Mitgang as a member of our Audit Committee, and he will also replace Mary Beth Lewis as a member of our Nominating and Corporate Governance/Compensation Committee effective March 20, 2103. In addition, Mr. Mitgang will be appointed as Chairman of the Nominating and Corporate Governance/Compensation Committee effective March 20, 2013, and Jeff Berg, our Chairman of the Board and Interim Chief Executive Officer, will resign from the Nominating and Corporate Governance/Compensation Committee effective March 20, 2013.

Mr. Uphoff has been appointed to serve as a director commencing March 20, 2013 until our next annual meeting of stockholders or until his earlier resignation or removal. Mr. Uphoff was appointed upon the recommendation of our Board’s Nominating and Corporate Governance/Compensation Committee, which had considered qualification guidelines previously adopted by the Board, the Board’s current composition and our operating requirements. Our Board has determined that Mr. Uphoff qualifies as an independent director under applicable SEC and NYSE MKT rules. There was no arrangement or understanding between Mr. Uphoff and any other person pursuant to which Mr. Uphoff was selected as a director.

In accordance with our current policy on director compensation, in connection with his appointment to our Board, our Board approved the grant of an option to Mr. Uphoff to purchase 30,000 shares of our common stock. The option, which was granted under our 2010 Performance Incentive Plan, has an exercise price per share of $0.26, which was the closing price of our common stock on the NYSE MKT on the date of grant (March 20, 2013) and which was determined in accordance with the plan. One half of the shares subject to the option were vested and exercisable on the date of grant. The remaining shares vest and become exercisable, subject to continued service with us, in 12 equal monthly installments beginning in April 2013.

Also in accordance with our current policy on director compensation, Mr. Uphoff will be eligible to receive cash compensation of (i) $25,000 per year for his service as a member of the Board and (ii) $5,000 per year for service on each committee of the Board to which Mr. Uphoff has been appointed. In addition, if re-elected to the Board at our next annual meeting of stockholders, Mr. Uphoff will be eligible to receive an annual stock option grant to purchase 20,000 shares of our common stock.

Effective March 20, 2013 Terry Bateman resigned as a member of our Board of Directors.

On March 20, 2013, we entered into a second amendment to the consulting agreement dated July 2, 2012 we previously entered into with Mr. Berg and amended on January 11, 2013. As previously reported, under the terms of the consulting agreement, Mr. Berg is serving as our interim Chief Executive Officer. The second amendment extends Mr. Berg’s appointment as our interim Chief Executive Officer until June 30, 2013, unless earlier terminated in accordance with the terms of the consulting agreement. No other terms of the consulting agreement were amended. The amendment will be filed as an exhibit to our next periodic report.

The appointment of Mr. Uphoff was announced in a press release, which is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

        (d)          Exhibits

Exhibit Number	Description
99.1	Press release issued on March 21, 2013 announcing the appointment of Mr. Uphoff to the Company’s Board of Directors.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

By: /s/ Kendra Berger
Kendra Berger
Chief Financial Officer

Date: March 21, 2013

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